Exhibit 99.1


                   FOSTER WHEELER PRELIMINARILY AGREES TO SELL
                              WASTE-TO-ENERGY PLANT

     HAMILTON, BERMUDA, July 23, 2002--Foster Wheeler Ltd. (NYSE:FWC) today announced that one of its subsidiaries has preliminarily agreed to sell its interests in its Hudson Falls, New York waste-to-energy plant.

     The counties of Warren and Washington (New York) Industrial Development Agency and Wheelabrator Technologies, Inc. are the other parties to the transaction. The transaction would provide Foster Wheeler with cash, eliminate approximately $52,600,000 in project debt, and settle the long-outstanding litigation surrounding the plant. The sale will also result in a second-quarter charge of approximately $31,800,000.

     The transaction is subject to the negotiation of and agreement upon definitive documentation and is expected to close in the third quarter of this year.

                                      # # #

Note to Editor:

Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operation and environmental services. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our World Wide Web site at www.fwc.com.

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